As filed with the Securities and Exchange Commission on November 18, 1996.
                                                 Registration No. 33-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                     The Securities Act of 1933, as Amended
                                  -------------
                         UNITED STATES EXPLORATION, INC.
               (Exact name of registrant as specified in charter)

            Colorado                                      84-1120323
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                        Identification Number)

                                 1901 New Street
                           Independence, Kansas 67301
                                 (316) 331-8102
             (Address and telephone number of registrant's principal
                    executive offices and place of business)

                               Demetrie D. Carone
                     President and Chief Executive Officer
                           9819 South Richmond Avenue
                             Tulsa, Oklahoma 74137
                                 918) 298-3043
           (Name, address and telephone number of agent for service)

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             David J. Babiarz, Esq.
                         Overton, Babiarz & Sykes, P.C.
                        7720 E. Belleview Ave., Suite 200
                            Englewood, Colorado 80111
                                  303-779-5900
                                  -------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividends or interest reinvestment plans, check the following line:
_______

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following line:   X
                                              -----

====================================================================================================================
Title of each class               Amount to be       Proposed maximum       Proposed aggregate       Amount of
 to be registered                  registered        offering price(1)        offering price(1)  registration fee(1)
--------------------------------------------------------------------------------------------------------------------
Common Shares,
$.0001 par value
per share, issuable upon
exercise of stock options
by Selling Shareholders ......       40,000               $4.4375               $  177,500          $ 100
--------------------------------------------------------------------------------------------------------------------
Totals .......................       40,000                                                         $ 100
====================================================================================================================



(1) Based upon the mean between the closing bid and asked prices for the Common Shares on November 6, 1996, in accordance with Rule 457(c).

                                          CROSS REFERENCE SHEET
                     Showing Location in the Prospectus of Information Required by
                                  Items 1 through 17, Part I of Form S-3


Number and Caption                                            Prospectus Caption
------------------                                            ------------------


1.   Forepart of the Registration State-
     ment and Outside Front Cover Page
     of Prospectus.........................................     Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus...................................     Inside Front and Outside
                                                                Back Cover Pages

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed                             The Company; Risk Factors;
     Charges................................................    Shares Eligible for Future Sale

4.   Use of Proceeds .......................................    Use of Proceeds

5.   Determination of Offering Price........................    Plan of Distribution

6.   Dilution ..............................................    Dilution

7.   Selling Security Holders...............................    Selling Shareholders

8.   Plan of Distribution ..................................    Inside Front Cover Page;
                                                                Plan of Distribution

9.   Description of Securities to be
     Registered ............................................    Incorporation of Certain
                                                                Information by Reference

10.  Interest of Named Experts and
     Counsel................................................    Opinion of Counsel


                                            ii




                                               CROSS REFERENCE SHEET
                           Showing Location in the Prospectus of Information Required by
                                      Items 1 through 17, Part I of Form S-3


Number and Caption                                                Prospectus Caption
------------------                                                ------------------

11.   Material Changes.......................................    The Company; Incorporation of Certain
                                                                 Information by Reference

12.   Incorporation of Certain
      Documentation by Reference.............................    Incorporation of Certain
                                                                 Information by Reference

13.   Disclosure of Commission
      Position on Indemnification for
      Securities Act Liabilities.............................    Commission Position on
                                                                 Indemnification for Securities
                                                                 Act Liabilities





                                       iii

P R O S P E C T U S



                         UNITED STATES EXPLORATION, INC.
                              40,000 Common Shares,
                           $.0001 par value per share

     All of the $.0001 par value common shares (the "Common Shares") of United States Exploration, Inc. (the "Company") registered hereunder are for the account of the selling shareholder (the "Selling Shareholder"). The Common Shares are issuable upon exercise of stock options ("Options") previously issued by the Company to the Selling Shareholder. The Options have been issued to one
(1) corporate entity in payment of legal services rendered and provided to the Company pursuant to the Company's 1990 Non- Qualifying Stock Option Plan (the "Plan"). All of the Options are exercisable until May 31, 2004, at an exercise price of $2.00 per share. The Company will not receive any proceeds from the sale of the Common Shares sold by the Selling Shareholder, although the Company will receive the exercise price payable upon any exercise of the Options, of which there can be no assurance. (See "SELLING SHAREHOLDER.")

     The Company's Common Shares are traded in the over-the-counter market and quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small Cap Market under the symbol "USXP". On November 14, 1996, the last reported quotes for the Common Shares as reported in NASDAQ was $4.03 bid and $4.125 asked.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. RISK FACTORS REGARDING THE COMPANY INCLUDE LIMITED OPERATING HISTORY, OPERATING LOSSES AND CONTINUING NEED FOR WORKING CAPITAL. RISK FACTORS RELATING TO THE OFFERING INCLUDE VOLATILITY OF TRADING MARKET AND SUBSTANTIAL MARKET OVERHANG. (SEE "RISK FACTORS").

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is November 18, 1996.

     The Company has been advised that sales of Common Shares upon exercise of the Options, of which there is no assurance, may be effected from time to time, by or for the account of the Selling Shareholder, in the over-the-counter market, in negotiated transactions, or otherwise. Sales will be made through broker-dealers acting as agents for the Selling Shareholder or to broker-dealers who may purchase the Common Shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Sales will be made either at market prices prevailing at the times of the sales or at negotiated prices. (See "PLAN OF DISTRIBUTION.")


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning the Company can be inspected and copied at the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                      INCORPORATION OF CERTAIN INFORMATION
                                  BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the year ended March 31, 1996 (herein, the "Form 10-KSB"), Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 ("Form 10-QSB"), a description of the Company's common stock on Form 8-A filed under the Securities Exchange Act of 1934 (the "1934 Act") and effective January 15, 1991, and the Company's Current Reports on Form 8-K dated September 16 and 30, 1996 and Amendment No. 1 to Current Report dated December 11, 1995, are hereby incorporated in this Prospectus by reference, and all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the termination of the offering described herein, shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. The Company will provide without charge, to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Demetrie D. Carone, President, United States Exploration, Inc. (i) if by telephone to (316) 331-8102 or (ii) if by mail to 1901 New Street, Independence, Kansas 67301.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----

The Company............................................................   1

Dilution. .............................................................   4

Risk Factors...........................................................   5

Use of Proceeds........................................................  11

Selling Shareholder....................................................  11

Plan of Distribution...................................................  12

Shares Eligible for Future Sale .......................................  12

Commission Position on Indemnification
  for Securities Act Liabilities.......................................  13

Opinion of Counsel.....................................................  13

Experts................................................................  13

                                   THE COMPANY

General


     United States Exploration, Inc. (the "Company") was incorporated under the laws of the State of Colorado on January 9, 1989 as Akiyama Financial Corporation. The Company completed its initial public offering in July of that year. Since that date, the Company's Common Stock was split effective March 15, 1993 such that each five shares then outstanding are now equal to one share.

     The Company commenced operation in the oil and gas industry in May, 1990 in connection with the acquisition of oil and natural gas assets from a Canadian company. At that time, the Company consummated an agreement with Cirque Energy Ltd., formerly known as Petrolantic Ltd., a publicly-traded Canadian corporation and Petrolantic, Inc., its wholly-owned subsidiary (collectively, "Cirque") pursuant to which the Company acquired oil and gas assets with an estimated fair market value of $4 million. These assets were acquired in exchange for the issuance of 90% of the Company's then outstanding Common Stock. In connection with this acquisition, the name of the Company was changed to United States Exploration, Inc. In June, 1993, the Company reacquired the majority of stock issued to Cirque in exchange for convertible debentures, which debentures have now been retired or converted. Since completion of the acquisition from Cirque, the Company has operated as an independent producer of oil and natural gas.

     On September 29, 1995, with an effective date of September 1, 1995, the Company consummated its acquisition of all of the outstanding stock of two unrelated entities. The entities, Performance Petroleum Corporation ("Performance") and Pacific Osage, Inc. ("Pacific") are primarily engaged in the oil and gas industry. Performance operates as a producer of oil and natural gas, with properties located primarily in Osage and Kay Counties, Oklahoma. Pacific operates a natural gas gathering system in proximity to the Performance properties, and an oil field and parts supply store in Barnsdall, Oklahoma.

     All of the Company's current operations are located in the United States with the exception of one insignificant lease located in Alberta, Canada. The Company primarily holds high percentage working interests and net revenue interests in oil and gas leases in Montgomery and Chautauqua Counties, Kansas and Osage and Kay Counties, Oklahoma, as well as interests in certain gas gathering systems. The Company also operates a limited number of wells for third parties. Prior to the acquisition of Performance, the Company's operations primarily focused in natural gas. With the acquisition of Performance, the Company acquired a number of primarily oil producing properties. This acquisition, in addition to substantially increasing the Company's production, allowed it to diversify such production into both natural gas and oil. All operations are currently conducted through the Company's subsidiaries. (See "BUSINESS" in the Form 10-KSB.)

     The Company's executive offices are presently located at 1901 New Street, Independence, Kansas 67301, and the telephone number is (316) 331-8102. The Company also operates a field office in Barnsdall, Oklahoma in conjunction with the operations of Performance and Pacific. The Company may establish additional offices as the needs of its business dictate and its capital resources permit.

Recent Events

New Chief Executive Officer
---------------------------

     Effective  September  17,  1996,  Demetrie D. Carone,  former  President of
Performance and Pacific, was elected to serve as the new President and Chief Executive Officer of the Company and as a member of the Company's Board of Directors. Mr. Carone replaced Terry L. Carroll, who resigned as President, Chief Executive Officer and a member of the Board of Directors prior to the election of Mr. Carone. This election resulted in a change of control in the Company, as Mr. Carone may exert control over the Company's affairs pursuant to his position as an officer and director.

     Mr. Carone has a diverse business background, having founded a number of privately held businesses. Since 1977, he has been president of WP&G Distributing Co., a privately held Colorado corporation involved in the wholesale distribution of dairy products. He is also president of Five Star Petroleum, Inc., a privately owned Oklahoma corporation involved in the exploration and development of oil and gas properties, a position he has occupied since late 1995. Five Star Petroleum is a successor to Performance, from which the Company acquired certain oil and gas assets in September, 1995. He is also currently president of ZCA Gas Gathering, Inc., a privately owned Delaware corporation involved in the exploration, production, gathering and sale of natural gas. He has occupied that position since July, 1996.

     Prior to his election as an officer and director, Mr. Carone was an investor in the Company. He now owns beneficially, or had the right to acquire, 1,404,931 shares of the Company's Common Stock, representing 21.11 % of the issued and outstanding Common Stock as of September 30, 1996. Mr. Carone did not acquire additional stock in the Company in connection with his election as an officer and director.

     Mr. Carone will serve as President and Chief Executive Officer at the will of the Board of Directors. His term as a director will continue until the next Annual Meeting of Shareholders, and until his successor shall be duly elected and qualified.

Private Placement of Preferred Stock
------------------------------------

     Effective November 6, 1996, the Company completed a private placement of a new series of Convertible Preferred Stock. The Company sold an aggregate of 4,000,000 shares of Series "C" Convertible Preferred Stock to a limited number of qualified investors for total proceeds of $24,000,000. The offering was conducted pursuant to exemptions from the registration requirements imposed by the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws, and was conducted by the Company's officers and directors. A portion of the proceeds from the offering were used to retire outstanding term debt in the approximate amount of $6,000,000, and the balance is anticipated to be utilized for acquisition of additional properties and/or producing oil and gas reserves.

     The Series C Preferred Stock will pay dividends at the rate of eight percent (8%) per annum, when, as and if declared by the Board of Directors. The Series C Preferred Stock is redeemable at the Company's option beginning March 17, 1997 and will be convertible at the option of the holder into the Company's

Common Stock at a conversion rate of two (2) shares of Common Stock for each share of Series C Preferred Stock, subject to certain adjustments. The conversion price of the Preferred Stock was determined with reference to the trading price of the Company's Common Stock immediately preceding commencement of the offering, discounted to account for the restricted nature of the securities under Federal and state securities laws. Holders of the Series C Preferred Stock are not entitled to vote with holders of the Company's Common Stock.

     A substantial portion of the Preferred Stock was sold to Mr. Dale Jensen, then a shareholder of the Company. Prior to the acquisition, Mr. Jensen owned an aggregate of approximately twelve percent (12%) of the Company's Common Stock. Following acquisition of the Preferred Stock and an additional private transaction, Mr. Jensen either owns, or has the right to acquire, up to approximately thirty five percent (35%) of the Company's issued and outstanding Common Stock.

Conversion of Previously Outstanding Preferred Stock
----------------------------------------------------

     Effective September 30, 1996, the Company consummated a transaction with Tipperary Corporation pursuant to which previously outstanding Series A and Series B Preferred Stock was converted into Common Stock and the parties agreed to the issuance of dividends on the previously outstanding Preferred Stock.
Contemporaneously, Common Stock issued by the Company upon conversion of the Preferred Stock was purchased by two current shareholders of the Company.

     The Series A and Series B Preferred Stock was converted into restricted Common Stock of the Company based upon a predetermined conversion price established in 1994 upon issuance of the Preferred Stock. An aggregate of 250,000 shares of Series A and 104,000 shares of Series B Preferred Stock were converted into 786,667 shares of Common Stock, a majority of which was acquired by current Company shareholders. The balance of 150,000 shares was retained by Tipperary Corporation. The Company also agreed to issue 40,587 shares of Common Stock in satisfaction of dividends on previously outstanding Preferred Stock, based upon the average of the closing bid and asked prices for the Company's Common Stock during the first five trading days in November, 1996. Tipperary Corporation was granted registration rights with regard to the Common Stock retained and to be obtained upon issuance of the dividend stock.

     Mr. Dale Jensen, a purchaser of the Series C Preferred Stock, also purchased a majority of the Common Stock issued upon conversion of the Series A and Series B Preferred Stock. It is not anticipated that any further shares of the Series A or Series B Preferred Stock will be issued by the Company.

                                    DILUTION

     The net tangible book value of the 6,589,404 Common Shares of the Company outstanding at June 30, 1996 was $5,130,766(1) or approximately $0.78 per share. That per share value will be increased as a result of this offering to approximately $0.79 (exclusive of other changes in net tangible book value subsequent to June 30, 1996), resulting in immediate substantial dilution to new shareholders of $3.2875. Dilution is the reduction of value of the purchaser's investment measured by the difference between the price per share in this offering and the sum of the net book value at June 30, 1996, and the increase attributable to purchases by shareholders in this offering.

     The following table illustrates the effect of this dilution per Common Share on purchasers in this Offering, based on the number of outstanding shares at June 30, 1996:


Net Tangible Book Value
   Per Share After Offering (2)              $ 0.79
Increase Per Share Attributable
   To New Shareholders (2)                     0.01
Dilution to Purchasers
   Of Common Shares (3)                        3.2875
Dilution as Percentage
   Of Purchase Price (3)                      80.63%

-----------

(1) The Net Tangible Book Value per Share is based upon a net tangible book value at June 30, 1996 of $5,130,766, equal to the Company's total assets minus total liabilities, Preferred Stockholders' equity and goodwill on an unaudited basis.

(2) Excludes the effect of exercise of outstanding options, proceeds of a private placement, and other changes in net tangible book value subsequent to June 30, 1996.

(3) Based upon an estimated sale price of $4.0775 per share, the mean between the closing bid and asked quotation as listed on NASDAQ as of November 14, 1996.
-----------

                                  RISK FACTORS

     The  purchase  of  these  securities   involves  a  high  degree  of  risk.
Prospective investors should carefully consider the following facts, among others set forth in this Prospectus, before making a decision to purchase the Common Shares offered hereby.

Risk Factors Relating to the Company

     1. Limited Operating History. The activities of the Company to date have been limited. The Company commenced operation in the oil and gas industry in May, 1990, following an Exchange Agreement with a Canadian oil and gas company. Subsequently, the Company acquired additional producing oil and gas assets, a drilling and development company, a parts and supply store and additional gas gathering systems. Since those dates, the Company has operated those assets and pursued efforts to obtain working capital. While these recent acquisitions will increase the Company's revenues for fiscal 1997, the success of the Company will still depend on the efforts of management to evaluate and pursue opportunities for development or sale of the Company's existing properties, the acquisition of additional assets and promote the Company's properties to industry partners or in drilling programs. The Company's total revenues for the fiscal year ended March 31, 1996 were $2,536,788. Comparatively, total revenues for the fiscal years ending March 31, 1995 and March 31, 1994 were $1,371,021 and $622,056, respectively. While management believes that it has the expertise to evaluate and acquire interests in properties with significant potential for production or resale, there is no assurance that the Company will be successful in those pursuits or that its existing or future properties will generate a profit to the Company. (See "BUSINESS" in the Form 10-KSB.)

     2. Operating Losses and Insufficient Cash Flow. The Company has operated at a loss since its inception in 1989 and has consistently required capital from outside sources to satisfy its obligations and continue as a going concern. The Company's operations have consistently used, rather than provided, cash and accordingly, the Company has relied on cash from outside sources to continue operations. Historically, the Company has relied upon private placements and the exercise of stock options by its officers, directors and consultants to obtain operating capital. The Company has recently completed a private placement of its equity securities which will substantially alleviate the immediate need for additional working capital. However, the Company is still dependent on achieving profitable operations to eliminate its dependence on outside sources of capital for operation. While management intends to pursue opportunities to acquire additional properties and develop and/or acquire additional oil and gas reserves with proceeds of the private placement, there is no assurance that such efforts will be successful and that the Company will not require additional capital from outside sources to continue operation in the future. (See "THE COMPANY - Recent Events" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Form 10-KSB and 10-QSB.)

     3. Lack of Specific Property for Acquisition. A substantial portion of the proceeds of the private placement have been budgeted for acquisition and development of additional oil and gas properties. However, as of the date of this Prospectus, the Company does not own interests in sufficient property to expend the maximum proceeds. Management intends to utilize its contacts and experience in the oil and gas industry to identify, investigate, and acquire suitable properties for future acquisition. The Company has tentatively identified two additional groups of properties for acquisition, and due diligence is ongoing as of the date of this Prospectus. However, such acquisitions, if completed, will require only a minor portion of the proceeds anticipated to be received in the offering. Accordingly, investors will not be afforded the opportunity to review the operating history or assets of any future acquisitions. Investors would be relying on the expertise of management in selecting suitable properties. (See "BUSINESS AND PROPERTIES" in the Form 10-KSB and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Form 10-KSB and 10-QSB.)

     4. Depleting Reserves. Estimated proved oil and gas reserves of the Company as of the date of this Prospectus are continually depleting as a result of production. While the Company may expend a portion of the proceeds of the private placement budgeted for working capital for additional development of its existing properties, management believes additional properties containing estimated reserves for future development are necessary. Accordingly, the Company's future production will be dependent on management acquiring additional producing or undeveloped reserves with significant potential for future development. (See "BUSINESS" in the Form 10-KSB.)

     5. Limitations on Estimates of Company's Existing Reserves. The Company has obtained a reserve report from Petroleum Consultants, Inc. dated May 29, 1996 in connection with the estimate of oil and gas reserves contained in its Annual Report on Form 10-KSB. However, offerees should recognize that reserve engineering is not an exact science and involves estimates based on numerous assumptions, many of which are variable and uncertain. Because estimates of reserves and future net revenues involve projecting future results by estimating future events, such estimates may vary substantially from actual results. Estimates of reserve amounts may be significantly affected by various factors including, but not limited to, fluctuations in the prices for oil and gas products, which prices may be volatile. Actual production, revenues, taxes, development expenses and operating expenses can be expected to vary from the estimates. In addition, assumptions made about future production and marketing may differ from actual production and marketing. Estimates of undeveloped reserves are not based upon information such as actual production history, and thus are generally not as reliable. There can be no assurance that the Company will be able to make the expenditures which the reserve estimates and economic projections assume will be made. (See "Properties" in the Form 10-KSB).

     While the respective reserve estimates, evaluations and associated future net revenues reported by the Company represent its best estimate with respect to the existence of oil and gas reserves and the future net revenues associated with the production of oil and gas and the operation of the gathering systems, such estimates should not be taken as a representation or guarantee of future results.

     6. Dependence on Key Personnel. The success of the Company is currently dependent upon the efforts and expertise of Mr. Demetrie Carone, President, Chief Executive Officer and director and Mr. Ronald McGinnis, Vice President, Secretary and director. Messrs. Carone and McGinnis are responsible for day-to-day management and supervision of the assets of the Company. The Company does not have an employment agreement with Messrs. Carone or McGinnis. Mr. Carone currently devotes a majority of his time to the affairs of the Company, while Mr. McGinnis devotes only a minor portion of his time. Both individuals presently serve without compensation. There are no assurances that either of these officers will remain with the Company. The Company does not anticipate acquiring key man insurance policies on the lives of either Messrs. Carone or McGinnis. However, even if such insurance is acquired, the loss of the services of Mr. Carone or Mr. McGinnis could adversely affect the conduct of the Company's business. In such event, the Company would be required to employ other personnel to manage the business of the Company, and there can be no assurance that the Company would be able to employ suitable replacements or that suitable replacements could be obtained on terms which are favorable to the Company. (See "MANAGEMENT" in the Form 10-KSB.)

     7. Risks Associated with Gathering Systems. Obtaining dedicated gas reserves to maintain the throughput of the gathering systems currently owned by the Company will require the drilling of additional wells by the Company or third parties in the vicinity of the gathering systems, as well as continual negotiation of new agreements to transport gas. The Company currently lacks sufficient working capital to finance significant amounts of additional drilling, and must rely on alternative forms of financing or third parties in order to conduct such drilling. In addition, future drilling may depend on increased prices for gas, which are not within the Company's control. As a result, successful operation of the gathering systems will depend on the Company's or third parties' ability to develop or acquire additional reserves to be dedicated to the gathering systems and favorable market conditions. Due to the competitive nature of the industry, there can be no assurance that the Company will be successful in such efforts.

     8. Governmental Regulation. The Company is subject to Federal, state and local laws, regulations and administrative practices affecting its business.
Domestic exploration for, and production and sale of, oil and gas are extensively regulated both at the Federal and state levels. A heavy regulatory burden on the oil and gas industry increases the Company's cost of doing business and consequentially affects its profitability. The activities of the Company will also be subject to various Federal, state and local laws and regulations designed to protect the environment. Under these laws, the Company could be liable for substantial cleanup and response costs plus penalties in the event of a spill of oil or hazardous substances. For instance, legislation has been proposed in Congress from time to time that would amend the Federal Resource Conservation and Recovery Act of 1976 ("RCRA") to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on operating costs of the Company, as well as the oil and gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its capital expenditure program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

     9. Potential Liability for Environmental Cleanup. In connection with its ownership of the Ingleside refinery, the Company may be subject to potential liabilities for environmental cleanup or damages in connection with any contamination associated with the site. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") and certain state laws and regulations impose liability for cleanup of waste sites, and in some circumstances, attorney's fees, damages and/or trebling of damages. Existing violations, even though not directly caused by the Company, could potentially subject the Company to fines and penalties, as well as other administrative sanctions. In connection with its acquisition of the refinery, the Company obtained representations and warranties from the seller as to the absence, to the best of its knowledge, of any existing or alleged violations of environmental laws. However, the Company did not receive any independent assessment or indemnification from the seller, and there can be no assurance that unrecognized violations may not now exist. While management is not aware of any adverse conditions, such violations could have a material adverse effect on the Company's future stability and profitability. (See "BUSINESS AND PROPERTIES
- Governmental Regulation" in the Form 10-KSB)

     10. Conflicts of Interest. Certain of the Company's directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses, including businesses with activities similar to those of the Company. It is not anticipated that all the Company's officers and directors will devote full time to the affairs of the Company. Both Messrs. Ronald McGinnis and Demetrie Carone are engaged in a variety of business interests outside the Company, including other entities engaged in the oil and gas industry. The Company may also contract with other entities in which Messrs. Carone or McGinnis have an interest. Thus, potential conflicts of interest exist, including, among other things, time, effort, non-arms length transactions, and corporate opportunity involved in participating in other business interests. In the event the demands of these competing interests become so great that either individual cannot fulfill his responsibilities to the Company, he may resign from one or more positions with the other entities, or will resign his position with the Company. However, both individuals have determined to offer first to the Company all corporate opportunities which come to their attention individually.

     11. Lack of Nondisturbance Agreement between the Company and Mortgage Holders. Some of the property in which the Company's rights-of-way for gas gathering systems are located may be subject to land mortgages. Further, as a general rule, there is no nondisturbance agreement between the Company and any mortgage holders. Accordingly, should the land owner default with regard to any requisite mortgage payment, the holder of the mortgage could foreclose and extinguish the Company's interest in that particular right-of-way. In such event, the Company may be forced to renegotiate its lease or consider alternative rights-of-way.

     12. Competition. There are many established companies engaged in the exploration, development and production of oil and gas reserves, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than the Company. Accordingly, the Company will be competing with numerous national and international firms engaged in the oil and gas industry. (See "BUSINESS AND PROPERTIES - Competition" in the Form 10-KSB)

Risk Factors Related to the Offering

     13. Volatility of Market. The Company's Common Shares were admitted for listing in NASDAQ effective April 1, 1993, under the symbol "USXP". Prior to that date, the Common Shares were listed on the "Bulletin Board" maintained by the NASD. To date, trading volume in, and prices of, the Common Shares has been volatile. During the first month of trading, an average of 1,100 of the Company's Common Shares were traded on a daily basis; during the last 12 months, as many as 281,000 Common Shares have been traded in a day. However, there is no assurance that these trading volumes will continue in the future. Prices of the Common Shares have fluctuated from a high of approximately $5.50 to a low of $1.125 during the past ninety days. Consequently, purchasers of Common Shares may have difficulty selling their securities, should they desire to do so.

     14. Market Overhang. Approximately 4,200,000 of the Company's presently issued and outstanding Common Shares, together with up to 8,000,000 Common Shares underlying Preferred Stock sold by the Company in a recent private placement, are "restricted securities" as defined in Rule 144 under the 1933 Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who have satisfied a two year holding period, may sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding Common Shares of the Company or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, without any quantity limitations, by a person who is not an affiliate of the Company and who has satisfied a three year holding period. In addition, there are an aggregate of 635,600 shares of Common Stock underlying outstanding stock options issued by the Company, all of which have been registered for sale upon exercise. The Company is unable to predict what effect, if any, sales made under Rule 144 or upon the exercise of outstanding stock options or conversion of the Series "C" Preferred Stock may have on the prevailing market price of the Common Stock. The possibility exists that the sale of a significant volume of these shares in the future may have a depressive effect on the market price of the Common Stock. (See "SHARES ELIGIBLE FOR FUTURE SALE".)

     15. Preferred Stock Outstanding. The Company has recently sold 4,000,000 shares of Series "C" Convertible Preferred Stock pursuant to a private placement. The Series "C" Preferred Stock provides the holder a preference on liquidation and dissolution to holders of the Common Stock in the amount of $6.00 per share, an amount equal to the issue price of the Series "C" Preferred Stock. The Series "C" Preferred Stock also accrues dividends at the rate of 8% per annum, which dividends are payable in cash when, as and if, declared by the Board of Directors. Finally, the Series "C" Preferred Stock is convertible into Common Stock based upon the $6.00 issue price, divided by the conversion price of $3.00 per common share, which price is subject to adjustment in certain events. Based upon the present conversion price of $3.00 per share of Common Stock, the holders of the Series "C" Preferred Stock could acquire up to 8,000,000 shares of Common Stock, representing 51% of the then outstanding Common Stock of the Company, assuming no other changes subsequent to September 30, 1996. Coupled with the holders' right to appoint two members to the Company's Board of Directors in the event of default in the payment of dividends, the conversion of the Series "C" Preferred Stock could increase the control of certain shareholders of the Company. Further, the priority of the Series "C" Preferred Stock with regard to dividends and liquidation could operate to the disadvantage of purchasers of Common Stock. (See "ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION" of the Company, Exhibit to Form 8-K dated September 30, 1996).

     16. Immediate Dilution. Purchasers in this offering will suffer immediate dilution in their investment in the amount of $3.2875 (81%) if all of the Common Shares are sold without taking into effect other changes in net tangible book value subsequent to June 30, 1996. (See "DILUTION.")

     17. Officer and Director Control. The Company's officers and directors (three persons) beneficially own or may be deemed to beneficially own, directly or indirectly, 2,095,951 shares (approximately 27%) of the Company's issued and outstanding Common Stock as of the date of this Prospectus. These officers and directors will continue to own essentially the same amount following sale of the securities offered hereby. While the amount of Common Stock owned by such officers and directors is not sufficient to insure election of nominees for the Board of Directors at any future Shareholders Meeting, it will contribute to that affect. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS IN MANAGEMENT" in the Form 10-KSB).

Risk Factors Relating to the Oil and Gas Industry

     18. Volatility in Oil and Gas Prices. Sales prices in the oil and gas industry have historically experienced dramatic fluctuations. Domestic and international events such as war, recession and tax legislation periodically contribute to dramatic increases and decreases in the price of crude oil, natural gas and their by-products. Prices for oil have fallen from a high of approximately $40 per barrel in 1990, to as low as $13 per barrel during 1994. Current prices in Kansas are approximately $23 per barrel. Gas prices have experienced similar fluctuations. There is no assurance that prices will ever be sustained at levels previously attained.

     19. Market and Other Risk Factors. The acquisition, exploration, development, production and sale of oil and gas are subject to many factors which are outside the Company's control. These factors include worldwide and domestic economic and political conditions, and the supply and price of other fuels.

     20. Operating Hazards and Uninsured Risks. The Company's operations will be subject to all the risks normally incident to exploration for, development and production of oil and gas, including blowouts, explosions and fires, any of which could result in damage to or destruction of oil and gas wells or producing facilities, damage to life, property and possibly, the environment. While the Company has acquired liability insurance insuring against injury or damage to person or property, and will require insurance from any contractor or industry partner with which the Company may contract for drilling on the properties in which it has acquired an interest, there is no assurance that the proceeds of such insurance will protect the Company against all risks, or that the proceeds of such insurance will be adequate in each case. (See "BUSINESS AND PROPERTIES - Liability Insurance" in the Form 10-KSB.)

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Shareholder. However, the Company may receive proceeds from exercise of the Options, of which there is no assurance. In the event that all of such Options are exercised, of which there is no assurance, the Company will receive gross proceeds of approximately $80,000, prior to deduction of expenses of the offering currently estimated to be $5,000. All net proceeds received by the Company from sale of the Common Shares shall be added to working capital of the Company and utilized for any valid corporate purpose including reduction of accounts payable and payment of general and administration expenses.


                               SELLING SHAREHOLDER

     The Company's Non-Qualifying Stock Option Plan (the "Plan") is designed to advance the interest of the Company by providing additional incentive to non-employee directors and other persons who have substantial responsibility for the management and growth of the Company. Options may be granted to non-employee directors of the Company or other persons or entities who are performing or who have been engaged to perform services of special importance to the management, operation or development of the Company.

     Consistent with the Plan's purpose, Options may be granted by the Board of Directors or Compensation Committee of the Company to deserving persons or entities at prices determined in the discretion of the Company. The exercise price of $2.00 per share for the Common Shares underlying the Options were determined with reference to the prevailing bid and asked price of the Company's Common Shares at the time of grant, discounted to account for the restricted nature of the Common Shares at the time of issuance. Overton, Babiarz & Sykes, P.C. is a professional corporation engaged to provide legal services to the Company.

     The following table sets forth the name and number of Common Shares underlying the Options held by the Selling Shareholder as of the date of this
Prospectus:

                                 Number of Common    Common Shares      % Held After
Name                             Shares Registered    To Be Sold (1)        Offering (1)
----                             -----------------    --------------        ------------
Overton, Babiarz & Sykes, P.C.       40,000(2)           40,000                -0-

-----------------------

(1) Assumes exercise of all of the Options presently held by the Selling Shareholder, and sale of all of the Common Shares underlying such Options, of which there is no assurance.

(2) Such Options were issued under the terms and conditions of the Company's Non-Qualified Stock Option Plan on June 1, 1994 and are exercisable for a period of ten years through May 31, 2004, unless extended by the Board of Directors. The exercise price for each Option is $2.00 per Share.

                              PLAN OF DISTRIBUTION

     The Selling Shareholder has advised the Company that sales of the Common Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Shares, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholder may effect such transactions by selling Common Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholder and any broker-dealers that act in connection with the sale of the Common Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Act.

     The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares against certain liabilities, including liabilities arising under the Act. The Company and the Selling Shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Common Shares, including liabilities arising under the Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company had outstanding 7,595,971 (1) Common Shares. Of that amount, except for those shares acquired by "affiliates" of the Company (as defined in Rule 144 under the 1933 Act), approximately 3,400,000 will be freely tradable without restriction or further registration under the Securities Act. The balance of the shares are "restricted securities" within the meaning of Rule 144, and may not be sold in the absence of registration under the Securities Act or the availability of an exemption.

     In general, under Rule 144 as currently in effect, a person (or person whose shares are aggregated) who has beneficially owned restricted securities for at least two years, and any person who may be deemed an affiliate of the Company under Rule 144, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the number of Common Shares outstanding (approximately 75,960 shares based on the number of shares outstanding as of September 30, 1996), or (ii) the average weekly trading volume of the Common Shares during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 are also subject to other requirements relating to manner of sale, notice and availability of current public information about the Company. A person who is not deemed an affiliate of the Company at any time during the three months preceding the sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the additional limitations described above.

     From time to time in the future, the Company may issue additional Common Shares as consideration for acquisitions of business or properties. Unless the issuance of these shares is registered under the 1933 Act, such shares will also be deemed restricted within the meaning of Rule 144. Sale of restricted securities in the future pursuant to the provisions of Rule 144 may adversely effect the market for the Company's Common Shares as then existing.

------------
(1) Excludes 40,587 shares which the Company is obligated to issue in satisfaction of a dividend previously payable on Preferred Stock.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Under Section 7-109-101. et seq of the Colorado Business Corporation Act and Article IX of the Registrant's Articles of Incorporation, as amended, the Registrant's directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               OPINION OF COUNSEL

     The validity of the Common Shares offered hereby has been passed upon for the Company by Overton, Babiarz & Sykes, P.C., Englewood, Colorado. Overton, Babiarz & Sykes, P.C. owns options to acquire an aggregate of 80,000 Common Shares of the Company.

                                     EXPERTS

     The consolidated financial statements of United States Exploration, Inc. and Subsidiaries as of March 31, 1996 and for the fiscal year then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended March 31, 1996 have been so incorporated in reliance on the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART I
              (Information Required in the Registration Statement)

Item 3.    Incorporation of documents by reference.

     Included in Prospectus.

Item 4.    Description of Securities.

     Included in Prospectus.

Item 5.    Interest of Named Experts and Counsel.

         Included in Prospectus.

Item 6.    Indemnification of Directors and Officers.

     Pursuant to the terms and conditions of the Company's Articles of Incorporation and to the fullest extent allowable under the applicable Federal laws and regulations and the statutes of the State of Colorado, the Board of Directors of the Company shall have the power to indemnify any director, officer, employee or agent of the Company. Further, the Board of Directors shall have full authority to authorize payment of expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in the Articles of Incorporation.

Item 7.    Exemption from Registration.

     The Options  issued to the  Selling  Shareholder  were  issued  pursuant to
Section 4(2) of the Securities Act of 1933, as amended. The Selling Shareholder was able to fend for itself in the transaction, and had a pre-existing relationship with the issuer. The Selling Shareholder was provided information about the Company and its financial condition prior to acquisition of the Options. Finally, the Options were acquired for purposes of investment, and not with the intent of redistribution or resale.

Item 8.    Exhibits.

(a)      Exhibits.  The following Exhibits are filed herewith:
         --------

Exhibit
Number    Document
------    --------

5 Opinion of Overton, Babiarz & Sykes, P.C., 7720 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, regarding the legality of the securities registered under this Prospectus.

24.1 Consent of counsel for the Company (set forth in the opinion of counsel included as Exhibit 5).

24.2 Consent of Grant Thornton, LLP, independent public accountants for the Company.


Item 9.    Undertakings

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement; and

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Security Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in Independence, Kansas on the 15th day of November, 1996.

                                     UNITED STATES EXPLORATION, INC.

                                     By:  /S/  DEMETRIE D. CARONE
                                         ------------------------------
                                         Demetrie D. Carone, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Signatures                          Title                          Date
----------                          -----                          ----

/S/  DEMETRIE D. CARONE        President, Chief Executive      November 15, 1996
-----------------------        Officer, Chief Operating
                               Officer, Chief Financial and
                               Accounting Officer, Treasurer
                               and a Director

/S/  RONALD R. MC GINNIS       Vice President, Secretary       November 15, 1996
------------------------       and Director

                                  Exhibit Index


Exhibit
Number   Document

5 Opinion of Overton, Babiarz & Sykes, P.C., 7720 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, regarding the legality of the securities registered under this Registration Statement.

24.1 Consent of counsel for the Company (set forth in the opinion of counsel included as Exhibit 5).

24.2 Consent of Grant Thornton, LLP, independent public accountants for the Company.